Exhibit 99.1

RealD President, Worldwide Cinema Joe Peixoto to Retire

LOS ANGELES (October 23, 2013) — RealD Inc. (NYSE: RLD) announced today that Joe Peixoto, RealD’s President, Worldwide Cinema, will retire effective as of March 31, 2014, the end of the company’s fiscal year 2014.  The company does not currently expect to fill the position.

“Joe has been an instrumental part of our executive team, leading a global cinema organization he built from scratch to today where you can find RealD 3D in every corner of the world with the industry’s biggest exhibitors,” said Michael V. Lewis, Chairman and CEO of RealD.  “Joe’s wisdom, passion and dedication have unquestionably redefined today’s cinema experience and we are all the better for it.  Thank you, Joe, and while we will be sad to see you leave, we wish you the best and hope you enjoy your well-deserved retirement.”

“I will forever take great pride in seeing how far RealD has come and the indelible impact the company has made on the entertainment industry in such a short period of time,” said Joe Peixoto.  “While I look forward to spending more time with my wife, children and grandchild, I cannot say enough what an honor it has been to work with the fantastic team at RealD, one I am confident will continue to accomplish great things in the future.”

Peixoto has served as RealD’s President, Worldwide Cinema since joining the company in 2005.  During his tenure, Peixoto oversaw the initial introduction of RealD 3D with Disney’s “Chicken Little” and the growth of the RealD 3D platform into the world’s most widely used 3D cinema technology with approximately 23,500 installations with 1,000 exhibitors in 74 countries.  Peixoto joined RealD from United Cinemas International where he served as President and Chief Executive Officer from 1998 to 2004. Prior to United Cinemas, Peixoto was President of Famous Players, a Canadian-based theater chain owned by Paramount/Viacom.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers, content producers and distributors to enable the delivery and viewing of 3D and other premium content on a variety of visual displays and devices.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; Tokyo, Japan; and Rio de Janeiro, Brazil. For more information, please visit our website at www.reald.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements, including but not limited to: the expected retirement of RealD President, Worldwide Cinema, Joe Peixoto and RealD’s current plans with respect to the vacancy being created by Peixoto’s retirement. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause that could cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Source: RealD Inc.

Media Contact:

Rick Heineman

310-385-4020

rheineman@reald.com

or

Investor Contacts:

Andrew Greenbaum / Laura Bainbridge

310-829-5400

investors@reald.com